Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of ETFis Series Trust I and to the use of our report dated September 28, 2016 on the financial statements and financial highlights of Reaves Utilities ETF, a series of shares of beneficial interest in ETFis Series Trust I.  Such financial statements and financial highlights appear in the July 31, 2016 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

November 28, 2016